CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

          SCHEDULE OF COMPUTATION OF DILUTED EARNINGS (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED
                                                                  DECEMBER 31,
                                                          -------------------------
                                                            1998            1997
Net income (loss) for diluted earnings (loss) per share   $   503,000    $ (381,000)
                                                          ===========    ==========
Weighted average number of common shares
  outstanding during the period                             7,171,000     7,105,000

Add:  common equivalent shares determined
          using the Treasury Stock method
          representing shares issuable upon exercise
          of stock options and warrants and shares
          issuable under contractual agreements               111,000             -
                                                          -----------    ----------
Weighted average number of shares used in
  calculation of diluted earnings (loss) per share          7,282,000     7,105,000
                                                          ===========    ==========
Diluted earnings (loss) per share                         $      0.07    $    (0.05)
                                                          ===========    ==========

Note

Subordinated notes convertible into 1,038,000 common shares in 1998 and 1,040,000 common shares in 1997 were not included because their effect is anti-dilutive.